Exhibit 10.1

MODIFICATION OF LOAN DOCUMENTS

This Modification of Loan Documents (“Modification”) is made this 18th day of April 2011, to be effective as of April 16, 2011, between BancTrust Financial Group, Inc., an Alabama corporation (the “Borrower”) and FDIC as Receiver for Silverton Bank, N.A., f/k/a The Bankers Bank, Atlanta, Georgia, (“Receiver”) whose address is 7777 Baymeadows Way West, Jacksonville, FL  32256.

WHEREAS, on May 1, 2009, Silverton Bank, National Association f/k/a The Bankers Bank (the "Institution"), was closed by the Comptroller of the Currency and the Federal Deposit Insurance Corporation was appointed as Receiver of the Institution.  Upon such appointment, the Receiver succeeded to all rights, titles, powers, and privileges of the Lender pursuant to 12 U.S.C. 1821(d)(2)(A).

WHEREAS, the Institution made a loan to Borrower and Borrower executed and delivered to Institution a Promissory Note dated October 16, 2007, in the original principal amount of Thirty Eight Million Dollars ($38,000,000.00); as further modified and amended from time to time (collectively, the “Note”).

WHEREAS, to secure payment of the Note, Borrower executed and delivered to Institution a Loan Agreement dated October 16, 2007; modified by First Amendment to Loan Agreement dated October 28, 2009; and further modified by Second Loan Modification Agreement dated November 10, 2010 as further modified and amended from time to time (collectively, the “Loan Agreement”) wherein Borrower granted Institution a security interest in the following:

100% of the issued and outstanding shares of capital stock owned or hereafter acquired by borrower in BankTrust, an Alabama banking corporation and BankTrust, a Florida banking corporation.

WHEREAS, Borrower and Receiver desire to amend and modify the terms of the Note and Loan Agreement (collectively, the “Loan Documents”).

NOW THEREFORE, in consideration of the mutual promises and agreements exchanged, the parties agree to modify and amend the Loan Documents as follows:

1.	Recitals. Parties acknowledge and agree that the Recitals set forth above are true and accurate and are incorporated into this Modification.

2.      Unpaid Principal Balance.  The current unpaid principal balance due and payable under the Note is Twenty Million Dollars ($20,000,000.00).

3.      Principal Curtailment.  The principal reduction due date shall be extended from April 16, 2011 to January 1, 2012. Borrower shall pay a principal curtailment in the sum of Ten Million Dollars ($10,000,000.00) (“Principal Curtailment”) on or before January 1, 2012, in cash by wire transfer of immediately available funds.  Notwithstanding this extended Principal Curtailment due date, Borrower agrees to pay the full Principal Curtailment amount prior to the January 1, 2012 due date, at such time the Borrower completes an equity raise sufficient to enable the Principal Curtailment and regulatory approval is provided, if such approval occurs prior to the  Principal Curtailment due date. If Borrower fails to satisfy the full Principal Curtailment on or before January 1, 2012, the loan shall become immediately due and payable.

4.      Interest.  Effective April 16, 2011, the interest calculated on the unpaid principal balance will be at an annual interest rate equal to LIBOR plus 5%.  This interest rate will remain in effect until January 1, 2012, or until the date the Principal Curtailment is made, whichever date is earlier.  Upon receipt of the Principal Curtailment, the interest rate per annum shall be equal to LIBOR plus 4.5%

5.
Quarterly Payments.  Borrower shall continue to make quarterly interest only payments beginning on April 16 2011, and continuing on the same day of each quarter through and including October 16, 2011 as referenced in the Loan Documents.

On January 1, 2012, accrued but unpaid fees, charges and interest, if any, shall be added to and become part of the principal balance evidenced by the Note and secured by the other Loan Documents.  The unpaid principal balance due and payable under the Note as of January 1, 2012, shall be re-capitalized to include all past due amounts and the remaining unpaid principal balance will be re-amortized over a twenty two (22) month period.

Commencing on January 1, 2012, and continuing on the same day of each quarter through and including April 1, 2013, Borrower shall make principal payments in the amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) plus all accrued and unpaid interest through the date of each such principal payment.  Accrued but unpaid fees, charges and interest, if any, shall be added to and become part of the principal evidenced by the Note and secured by the other Loan Documents.  Borrowers will pay all outstanding principal plus accrued and unpaid interest, fees and charges on April 16, 2013.

6.	Maturity Date. The Maturity Date shall remain April 16, 2013.

7.      Final Payment.  In addition to the monthly payments herein described, Borrower will pay a final lump sum payment at Maturity Date for all principal and accrued interest not yet paid, together with any other unpaid amounts under the Note.

8.  Indebtedness.  Borrower understands and agrees that this Modification does not, in any way, constitute a full satisfaction, payment or discharge of Borrower’s indebtedness to Receiver under the Loan Documents.

9.      Collateral.  Prior to the Principal Curtailment, existing collateral consisting of 100% of the issued and outstanding shares of capital stock owned or hereafter acquired by borrower in BankTrust, an Alabama banking corporation and successor by merger to BankTrust, a Florida banking corporation, shall remain as collateral for the loan.  Upon receipt of the Principal Curtailment referenced in Section 3 of this Modification, the collateral shall be released and immediately exchanged for Ten Million Dollars ($10,000,000.00) in cash to be held in an escrow account.  The escrow account shall be held with an escrow agent that is determined to be satisfactory to Borrower and Receiver.  Receiver shall review the escrow agreement and if, in Receiver’s sole discretion, it is satisfactory, then Receiver shall provide written acceptance of such escrow agreement, and only then shall the transfer and substitution of collateral occur.

10.      Rights and Remedies.  Borrower understands and agrees that all the rights and remedies, stipulations, and conditions contained in the Loan Documents relating to default in the making of payments shall also apply to default in the making of payments pursuant to the modified terms hereunder.

11.      Covenants and Stipulations.  Borrower understands and agrees that all covenants, agreements, stipulations, and conditions in the Loan Documents shall be and remain in full force and effect, except as herein modified, and none of the Borrower’s obligations or liabilities under the Loan Documents shall be diminished or released by any provisions hereof, nor shall this Modification in any way impair, diminish, or affect any of Receiver’s rights under or remedies on the Loan Documents, whether such rights or remedies arise thereunder or by operation of law.  Borrower reaffirms all obligations and promises under the original Loan Documents (and any other modification(s) to the Loan Documents or promises, including those expressly modified herein, made with respect to the loan), and agrees to be bound by all of those obligations and promises, without limitations or defense.  Any defense thereto, whether known or unknown, is hereby waived by Borrower, and the Borrower acknowledges that Receiver is entitled to and has relied upon such waiver in order to consent to this amendment.

12.      Rights of Recourse.  Borrower further understands and agrees that all rights of recourse to which Receiver is presently entitled against any property or any other persons in any way obligated for, or liable on, the Loan Documents are expressly reserved by Receiver.  Except as modified herein, the Loan Documents referred to above (all of the terms of which are incorporated herein by reference) are hereby extended, reinstated, reaffirmed and rerecorded as of this date for all purposes under law and shall remain in full force and effect.

13.      Costs and expenses.  All costs and expenses incurred by Receiver in connection with this Modification, including recording fees and attorney’s fees, shall be paid by the Borrower.

14.      Release of Liability.  Except as contained herein, Borrower absolutely and unconditionally releases Receiver from all known and unknown liabilities, claims, causes of action, and demands of any kind or nature, whether matured or unmatured, which the Borrower has against Receiver by reason of or in respect to any act, cause, matter or thing whatsoever, including, but not limited to any act or action, matter, cause or thing related to or arising out of the subject matter of the Loan Documents, or any other instrument related thereto; and Borrower hereby releases, acquits and discharges any and all such liabilities, claims, causes of action, demands and rights.

15.      Counterparts.  This Modification may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Modification may be executed by facsimile or other electronic transmittal of signed documents.

16.      Applicable Law.  This Agreement will be governed by and construed and enforced in accordance with the laws of the United States of America, and to the extent that federal law fails to supply a rule of decision, the laws of the State of Alabama.

17.      Entire Agreement.  This Agreement constitutes the entire Agreement of the parties as to its subject matter and all prior agreements, written or oral, as to such subject matter are merged herein.

This is a Modification to an existing Note and there are no new borrowers.

EACH BORROWER ACKNOWELDGES HAVING READ ALL THE PROVISIONS OF THIS MODIFICATION OF PROMISSORY NOTE AND LOAN AGREEMENT AND EACH BORROWER AGREES TO ITS TERMS.

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IN WITNESS WHEREOF, the Parties hereto have executed this Modification on the date first written above.

FEDERAL DEPOSIT INSURANCE	WITNESSES:
CORPORATION, as Receiver for
SILVERTON BANK, N.A.
f/k/a The Bankers Bank

By: Midland Loan Services, a division of PNC
Bank, National Association, as attorney-in-fact
for the FDIC as Receiver for Silverton Bank, N.A.

By:	/s/ Kevin C. Donahue		/s/ Scott Dunkley
Name:		Name:	Scott Dunkley
Title:		Title:	AVP Loan Servicing

Name:

BORROWER:
BANCTRUST FINANCIAL GROUP, INC.

By:	/s/ W. Bibb Lamar, Jr.		/s/ Henry F. O’Connor III
Name:	W. Bibb Lamar, Jr.	Name:	Henry F. O’Connor III
Title:	President/CEO
/s/ F. Michael Johnson
		Name:	F. Michael Johnson

By:
Name:	Name:
Title:

Name:

ACKNOWLEDGMENTS

STATE OF KANSAS	§
§
COUNTY OF JOHNSON	§

This instrument was acknowledged before me on the 21st day of April, 2011, by Kevin C. Donahue, of Midland Loan Services, a division of PNC Bank, National Association, as attorney-in-fact for the Federal Deposit Insurance Corporation, as Receiver for SILVERTON BANK, N.A. on behalf of said entity who is personally known to me or who has produced a driver’s license as identification.

/s/ Trisha L. Lake
Notary Public, State of Kansas
Print Name: Trisha L. Lake

My Commission Expires: 8/14/2013

STATE OF ALABAMA	§
§
COUNTY OF MOBILE	§

This instrument was acknowledged before me on the 18th day of April 2011, by W. Bibb Lamar, Jr. (name), President & CEO (title) of BancTrust Financial Group, Inc. who is personally known to me or who has produced a driver’s license as identification.

/s/ Dorothy S. Quackenbush
Notary Public, State of Alabama
Print Name: Dorothy S. Quackenbush

My Commission Expires: 5/16/11

STATE OF ____________	§
§
COUNTY OF ___________	§

This instrument was acknowledged before me on the       day of April 2011, by ________________________________(name), ______________________________(title) of BancTrust Financial Group, Inc. who is personally known to me or who has produced a driver’s license as identification.

_____________________________
Notary Public, State of __________
Print Name:____________________

My Commission Expires: _________